                              SETTLEMENT AGREEMENT
                               AND MUTUAL RELEASE

     THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Agreement") is entered into this 22nd day of August, 1995, by and among Anchor Pacific Underwriters, Inc., a Delaware corporation ("Anchor") and Donald B. Putnam, James P. Wieking, Ronald J. Marengo, Gary N. Lewis, Edward Wieking, and Robert Moser (collectively, the "Shareholders"). Anchor and the Shareholders are sometimes referred to individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. Anchor Pacific Underwriters, Inc., a California corporation ("Old Anchor"), Anchor Acquisition, Inc., a California corporation ("Anchor Acquisition") and Putnam, Knudsen & Wieking, Inc., a California corporation ("PKW") entered into that certain Agreement of Reorganization effective as of August 3, 1994 (the "PKW Agreement"), pursuant to which on September 19, 1994 (the "Effective Date"), Anchor Acquisition merged with and into PKW, with PKW being the surviving company (the "Merger").

     B. Pursuant to the PKW Agreement, on the Effective Date, the 35,677 shares of Common Stock of PKW outstanding immediately prior to the consummation of the Merger, by virtue of the Merger, were converted into 120,077 shares of Common Stock (the "Old Anchor Shares") of Old Anchor.

     C. On January 6, 1995, Old Anchor merged with and into System Industries, Inc. (which changed its name to "Anchor Pacific Underwriters, Inc. and, as indicated above, is referred to in this Agreement as "Anchor"), and each share of Common Stock of Old Anchor outstanding immediately prior to the consummation of the merger with System Industries was converted into 10 shares of Anchor Common Stock.

     D. Subsequent to the conclusion of the Merger, Anchor has been required to advance funds on behalf of PKW to cover various unexpected expenses and liabilities.

     E. In light of the substantial funding provided by Anchor to cover such unexpected expenses and liabilities, the Shareholders and Anchor believe that a reduction in the number of Old Anchor Shares received by the Shareholders is appropriate.

     NOW, THEREFORE, in consideration of the mutual covenants and other consideration set forth below, it is hereby agreed as follows:

     1. Upon execution of this Agreement, the Shareholders shall return to Anchor for cancellation or, in Anchor's discretion, to hold as treasury shares for subsequent reissuance, 248,710 shares of Anchor Common Stock. The shares of Anchor Common Stock to be returned by each Shareholder shall be equal to the total number of shares to be so returned multiplied by a fraction, the numerator of which shall be equal to the number of Old Anchor Shares such Shareholder received pursuant to the Merger and the denominator of which shall be equal to the total number of Old Anchor Shares that all of the Shareholders received pursuant to the Merger.

     2. Each of the Parties on behalf of itself and its affiliates, agents, employees, attorneys, parents, subsidiaries, partnerships, partners, trusts, shareholders, officers and directors, executors, administrators, trustees, beneficiaries, predecessors and the heirs, successors and assigns of each of them, hereby releases and forever discharges the other Party, and all past, present and future parents, subsidiaries and affiliates of the released party, and all past, present and future officers, directors, employees, agents, attorneys, shareholders, successors, heirs and assigns of the released party, of and from any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses, liens, actions, and causes of action of every kind, known and unknown, arising directly or indirectly out of, or in any way connected with or based upon the PKW Agreement and the transactions contemplated thereby.

     3. The Parties to this Agreement covenant that they will never commence or prosecute any claim, demand, or cause of action of any nature whatsoever that is based upon any claim, demand, damage, debt, liability, obligation, cost, expense, lien, action, or cause of action released by the terms of this Agreement.

     4. Each of the Parties to this Agreement represents and warrants that it has not assigned or transferred any claims released by it herein to any other person or entity. Each Party agrees to indemnify the other for any loss caused by breach of such warranty.

     5. This Agreement is intended to, and the Parties warrant that it will, dispose of all liability of each of them to the other arising out of or related to the PKW Agreement and the transactions contemplated thereby.

     6. There is a risk that, subsequent to the execution of this Agreement, either or both of the Parties will incur and suffer damages, losses, or injuries which are unknown and unanticipated at the time this Agreement is signed. Further, there is a risk that damages, losses, or injuries which are known may be or may become more serious than either of the Parties now expects or anticipates. The Parties shall assume the above-mentioned risks and this Agreement shall apply to all known or unanticipated results of the occurrences or circumstances described above as well as those known or anticipated and, upon the advice of legal counsel, the Parties hereby waive all rights under California Civil Code Section 1542, which section has been fully explained, and which provides:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     7. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, understandings and agreements relating to the subject matter of this Agreement.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     9. Each of the Parties to this Agreement has obtained the advice of independent legal counsel before entering into this Agreement, and enters into this Agreement with full knowledge of its significance.

     10. This Agreement is the product of negotiation and preparation by and among each Party hereto and its attorneys. Therefore, the Parties acknowledge and agree that this Agreement shall not be deemed to have been prepared or drafted by one Party or another, and that it shall be construed accordingly. The Parties to this Agreement expressly waive the provisions of applicable law which provide that ambiguities are to be construed against the drafting Party.

     11. The Parties hereto shall reasonably cooperate with each other, including executing all further documents, if any, that may be necessary to carry out the purpose and intent of this Agreement.

     12. The Agreement may be signed in counterparts by the Parties hereto and shall be as valid and binding on each Party as if fully executed all on one copy.

     13. In the event of any dispute between the Parties hereto arising out of, or in connection with, the provisions of this Agreement or any documents executed and delivered pursuant to this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, costs of suit, and necessary disbursements, in addition to whatever damages or other relief the prevailing Party is entitled to in connection with the dispute.

     14. No supplement to, or modification, waiver, or amendment of this Agreement shall be binding unless executed in writing by the Party against whom enforcement of such supplement, modification, waiver or amendment is sought.

     15. The Parties hereto deem this Agreement to be executed and of binding legal effect as of the date first set forth above.

                              ANCHOR PACIFIC UNDERWRITERS, INC.,
                              a Delaware corporation



                              By: /s/ James R. Dunathan
                                 --------------------------
                                 James R. Dunathan
                                 President



                                  /s/ Donald B. Putnam
                                 --------------------------
                                 Donald B. Putnam



                                  /s/ James P. Wieking
                                 --------------------------
                                 James P. Wieking



                                  /s/ Ronald J. Marengo
                                 --------------------------
                                 Ronald J. Marengo



                                  /s/ Gary N. Lewis
                                 --------------------------
                                 Gary N. Lewis



                                  /s/ Edward Wieking
                                 --------------------------
                                 Edward Wieking



                                  /s/ Robert Moser
                                 --------------------------
                                 Robert Moser